EXHIBIT 99.1

Dot VN, Inc. Announces Progress of Vietnamese Internet Super Portal “www.INFO.VN”

SAN DIEGO – May 27, 2010 – Dot VN, Inc. (www.DotVN.com) (OTCBB: DTVI) an innovative Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that its Vietnamese Information Super Portal, www.INFO.VN, has experienced substantial increases in site traffic since the website’s official launch earlier this month.

Designed to be the ultimate Internet portal that aggregates and organizes everything the Vietnamese Internet has to offer, INFO.VN received nearly 1.75 million page views since April 30th with an average visit length of 3 minutes, 30 seconds. The site is now ranked as the 798th most popular sites in Vietnam, according to Alexa.com, an Internet tracking firm with an unparalleled database of information about site statistics. To serve the increased traffic on the website, Dot VN has significantly upgraded its server infrastructure ahead of schedule.

“With over half a million absolute unique visitors after launching our site, we are extremely pleased with the steady growth of INFO.VN. A majority of the site’s visitors are in the key 18 to 24-year old demographic. Moreover, with nearly 90% of the traffic originating in Vietnam and over 78% of its traffic representing new users, INFO.VN is achieving wide acceptance throughout the country and is rapidly building a solid and loyal user base. These significant milestones better position us in negotiations to secure online advertising contracts as we work to monetize INFO.VN,” said Dot VN CEO Thomas Johnson.

INFO.VN is built for individual and business users both in Vietnam and around the world as a main hub for news, entertainment and information available in one central and easy to navigate website.  The website is available in both Vietnamese and English, making access easier for non-Vietnamese speaking users.

“Statistics on Vietnam's Internet growth underline the importance of the commercialization of INFO.VN. The number of Internet users in Vietnam has grown exponentially,” continued Mr. Johnson. “As of April 2010, there were over 24,000,000 users, almost doubling in the last three years, with a penetration rate of 27.3%. According to Saigon GP Daily, revenues from online advertisements are expected to rise to U.S. $60 million by 2011, or a third higher than this year.”

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN. The Company is the “exclusive online global domain name registrar for .VN (Vietnam).” Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region. Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam. For more information, visit www.DotVN.com.

Dot VN is committed to keeping our shareholders informed of latest developments. To receive email alerts regarding press releases and invitations to events, please sign up by accessing the following link: http://bit.ly/DotVN-registration-form.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission. Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com
Register your .VN domains at:  www.VN

Investor Relations Contact:
CCG Investor Relations - Strategic Communications
Mr. Roger Ellis, Partner
Phone:  310-954-1332
Email:  Roger.Ellis@ccgir.com
      Website:  www.ccgir.com